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                                                                   EXHIBIT 10.24


                             TAX SHARING AGREEMENT


     Agreement made this ____ day of _________, 1999 by and between RAVISENT Technologies Inc., a Delaware corporation (Parent) and its subsidiaries, Liuco Inc. and Divico Inc., each a Delaware corporation and DVA, Inc., a Nevada corporation (each a Subsidiary and collectively the Subsidiaries).

                                   RECITALS

     WHEREAS, Parent owns directly or indirectly 100 percent of the issued and outstanding capital stock of each Subsidiary; and

     WHEREAS, Parent and Subsidiaries are members of an affiliated group within the meaning of section 1504(a) of the Internal Revenue Code of which Parent is the common parent corporation (the Group); and

     WHEREAS, the Subsidiaries have previously consented to be included in the filing of a consolidated federal income tax return, and Parent has undertaken the responsibilities regarding the preparation of, filing of and accounting with respect to such consolidated federal income tax return; and

     WHEREAS, Parent and the Subsidiaries each desire to have their respective tax liabilities computed and paid as set forth herein,

     NOW, THEREFORE, in consideration of the premises and the mutual promises and undertakings hereinafter provided, Parent and the Subsidiaries hereby agree as follows:

     1. CONSOLIDATED RETURN YEAR. Any period for which the Subsidiaries are included in a consolidated federal income tax return filed by Parent is referred to in this Agreement as a "Consolidated Return Year."

     2. SUBSIDIARIES LIABILITIES TO PARENT FOR CONSOLIDATED RETURN YEARS. The Subsidiaries each agree to transfer quarterly an amount to Parent equal to the federal estimated payment required by the Internal Revenue Service had the Subsidiaries each filed a separate federal income tax return. The Subsidiaries further agree to remit to Parent it's final tax liability for the year. Such remittance shall be payable in one installment due on or before the fifteenth day of the third month following the close of the tax year and shall be adjusted, if necessary, upon filing of the consolidated tax return. For purposes of this agreement, each Subsidiary's tax liability will be computed without regard to any surtax exemptions. Additionally, each Subsidiary will be required to make payments to Parent as provided in this paragraph without regard to the overall tax liability of the consolidated group as shown on the consolidated federal income tax return.
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     3.   PARENT'S LIABILITY TO SUBSIDIARIES FOR CONSOLIDATED RETURN YEARS. If
for any Consolidated Return Year, any Subsidiary has a net operating loss (NOL), Parent agrees to refund to that Subsidiary an amount calculated as if the Subsidiary filed a separate tax return. Therefore, if the Subsidiary had previously made payments to Parent pursuant to paragraph 2 and those payments were for Consolidated Return Years that are within the statutory period for carrying back NOLs, Parent shall refund an amount computed as if the Subsidiary's NOL was carried back. If the Subsidiary has not previously made payments to Parent pursuant to paragraph 2 or those payments are beyond the statutory period for carrying back NOLs or the NOL is in excess of amounts previously paid to Parent within the statutory period for carrying back NOLs, such excess NOL shall be carried forward as provided by statute to reduce the Subsidiary's future liability to Parent pursuant to paragraph 2.

     4. TAX ADJUSTMENTS. In the event of any adjustment to the consolidated federal income tax returns which include Parent and the Subsidiaries as filed (whether by reason of an amended return, claim for refund, or an audit by the Internal Revenue Service), the liability of Parent and the Subsidiaries under Paragraphs 2 and 3 shall be redetermined to give effect to any such adjustment as if it had been made as part of the original computation of tax liability, and any payment thereby required under Paragraphs 2 and 3, by Parent to the Subsidiaries or by the Subsidiaries to Parent, as the case may be, shall be made within a reasonable time after such adjustment is agreed to.

     5. PARENT'S RESPONSIBILITIES. Parent agrees that it will prepare and maintain all books, records and accounts which are required by the Internal Revenue Code and regulations promulgated thereunder to be prepared or maintained by members of groups filing consolidated federal income tax returns including, but not limited to, all books, records and accounts with regard to intercompany transactions and earnings and profits. Parent further agrees that it will prepare and file timely (including any properly obtained extensions of time) all returns which are required by the Internal Revenue Code and regulations promulgated thereunder to be filed by members of groups filing consolidated federal income tax returns. Parent will pay all liabilities for federal income taxes reflected thereon.

     6. DEFERRED TAXES. The Subsidiaries and Parent agree that there will be no transfer between the entities of deferred tax liabilities or assets.

     7. STATE TAXES. If Parent and Subsidiaries elect to or are required to file any state tax returns on a combined or consolidated basis, such state taxes shall be calculated and paid by the Subsidiaries to Parent or Parent to the Subsidiaries, as the case may be, in accordance with paragraphs 2 and 3.

     8. BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties thereto to the same extent as if such successor had been an original party to this Agreement.

     9. EFFECTIVE DATE. Parent and Subsidiaries agree that this Agreement shall be effective as of the initial filing of a consolidated tax return for Parent and any one or more of the Subsidiaries. Parent and Subsidiaries further agree to promptly remit any amounts due and

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owing one another pursuant to Paragraphs 2 and 3 for all prior years for which payments have not previously been made. Such payments will be made without interest. Any future payments required to be made pursuant to paragraphs 2 and 3 which are not made timely will be assessed interest equal to the amount the Internal Revenue Service would charge on such late payment.

                           [SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ___ day of _______, 1999.

                                    RAVISENT TECHNOLOGIES INC.


                                    By:_____________________________

                                       Name:
                                       Title:

                                    LIUCO, INC.

                                    By:_____________________________
                                       Name:
                                       Title:

                                    DIVICO, INC.

                                    By:_____________________________
                                       Name:
                                       Title:

                                    DVA, INC.

                                    By:_____________________________
                                       Name:
                                       Title:

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